UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018 (February 28, 2018)

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 28, 2018, the Board of Directors (the “Board”) of Molina Healthcare, Inc. (the “Company”) approved and adopted the Fourth Amended and Restated Bylaws of the Company (the “Restated Bylaws”), effective immediately, which Restated Bylaws amended and restated the Third Amended and Restated Bylaws of the Company (the “Prior Bylaws”).

Pursuant to the Restated Bylaws, Article II, Section 2.2 of the Prior Bylaws was amended to, among other things, modify and, in some instances, expand the information required to be provided by a stockholder of the Company in the notice required to be delivered by such stockholder to the Company when he, she or it elects to submit nominees for election to the Board or proposes business to be considered at an annual meeting of the stockholders (the “Stockholder’s Notice”).  With respect to the submission of a director nominee, the Restated Bylaws require the Stockholders’ Notice to include the following additional items:

•
a description of compensatory arrangements during the past three years and other material relationships among the nominating stockholder and various connected parties, on the one hand, and the nominee and various connected parties on the other hand; and

•	a list all positions held by such director nominee as an officer or director of any competitor within the three years preceding the submission of the Stockholder’s Notice;

The Restated Bylaws also now require the completion and delivery by each such director nominee of a written questionnaire with respect to the background and qualifications of such person and of any other person on whose behalf the nomination is being made, and a written representation and agreement that such person:

•
is not and will not become a party to any commitment as to how the nominee, if elected, would act or vote, or any voting commitment that could limit or interfere with the nominee’s ability to comply, if elected, with his or her fiduciary duties under applicable law;

•	is not and will not become a party to any agreement, arrangement or understanding with third parties regarding compensation for service on the Board that has not been disclosed to the Company; and
•	would, if elected, comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

With respect to other business that a stockholder proposes to bring before the annual meeting Article II, Section 2.2 of the Prior Bylaws was amended to require disclosure of arrangements relating to the proposal between the stockholder making the proposal and third parties.

The Restated Bylaws also require additional disclosure about the stockholder nominating a director or proposing other business and various controlling persons, and their respective ownership interests in the Company.

The foregoing description of the Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Bylaws.  A copy of the Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

The Company intends to submit additional amendments to its Restated Bylaws for stockholder approval at its 2018 Annual Meeting of Stockholders.  The additional amendments will include a proxy access proposal by the Company.

ADDITIONAL INFORMATION

The Company intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the solicitation of stockholder approval described above. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSAL. Stockholders may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov and at the Company’s website at www.molinahealthcare.com.

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting of Stockholders.  Information regarding the ownership of the Company’s directors and executive officers in Molina Healthcare stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov.  Information can also be found in the Company’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits:

Exhibit No.	Description

3.1	Fourth Amended and Restated Bylaws of Molina Healthcare, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date:	March 2, 2018	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Fourth Amended and Restated Bylaws of Molina Healthcare, Inc.